Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, Minnesota 55402
Telephone: 612-492-7000
Fax: 612-492-7077

EXHIBIT 5.1

March 23, 2005

SurModics, Inc.
9924 West 74th Street
Eden Prairie, MN 55344

     Re: EXHIBIT 5.1 to Registration Statement on Form S-3

Ladies/Gentlemen:

     We are acting as corporate counsel to SurModics, Inc. (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”) of 1,200,128 shares of the Company’s common stock (the “Shares”) which may be offered for sale by certain selling security holders (the “Selling Security Holders”) named in the Registration Statement.

     In acting as such counsel for the purpose of rendering this opinion, we have reviewed copies of the following, as presented to us by the Company:

1.	The Company’s Restated Articles of Incorporation, as amended (“Articles”);

2.	The Company’s Bylaws, as amended;

3.	Certain corporate resolutions of the Company’s Board of Directors pertaining to the issuance of the Shares by the Company; and

4.	The Registration Statement.

     Based on, and subject to, the foregoing and upon representations and information provided by the Company or its officers or directors, it is our opinion as of this date that:

     1. The Company’s Articles validly authorize the issuance of the Shares registered pursuant to the Registration Statement.

     2. The Shares to be sold by the Selling Security Holders named in the Registration Statement are, or will upon issuance be, validly issued and outstanding, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

FREDRIKSON & BYRON, P.A.

By /s/ David C. Grorud